EXHIBIT 99.1

S&W Seed Company Signs Definitive
Agreements for $31.7 Million Financing to
Complete Purchase of DuPont Pioneer's Alfalfa
Business

Financing includes private placements of convertible debt with warrants and common stock

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matthew Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - December 31, 2014 - S&W Seed Company (Nasdaq: SANW), announced today that it has entered into definitive agreements with institutional and accredited investors for a private placement of convertible debt with warrants and a private placement of common stock to raise a total of $31.7 million to complete the purchase of DuPont Pioneer's alfalfa research and production business. The private placements and the acquisition are expected to close simultaneously on December 31, 2014.

In the private placement of convertible debt with warrants, the Company will issue $27.0 million of secured convertible debentures. The debentures are convertible at a conversion price of $5.00 per share, bear interest at 8% per annum, and mature in 36 months from closing. The debenture holders will also receive warrants to purchase 2,700,000 shares of common stock at an exercise price of $5.00. The warrants will expire in 5.5 years.

In the private placement of common stock, the Company will issue to one institutional investor, MFP Partners, LP, 1,294,000 shares of its common stock at a purchase price of $3.60 per share for gross proceeds of approximately $4.7 million. No warrants will be issued in connection with the common stock placement.

As previously announced, S&W intends to use the net proceeds of the private placements to complete the acquisition of DuPont Pioneer's alfalfa production and research facility assets, as well as conventional (non-GMO) alfalfa germplasm. With the acquisition, S&W Seed Company will be the global leader in alfalfa seed, with unrivaled research and development, production and distribution capabilities.

Craig-Hallum Capital Group served as the lead placement agent and Roth Capital Partners served as co-placement agent for the debenture offering. Piper Jaffray & Co. acted as a financial advisor.

The securities offered in this financing transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As soon as practicable after the closing date of the debenture offering, but in no event later than 90 days from the closing date, the Company shall seek stockholder approval for the issuance of the securities in the private placements in accordance with the requirements of The NASDAQ Stock Market. If the Company fails to obtain such stockholder approval on its initial attempt, it will seek stockholder approval each calendar quarter thereafter until such stockholder approval is obtained.

This press release includes a summary of the general terms of the concurrent debenture and common stock financings. A more complete description of the terms of the financings will be included in a Report on Form 8-K to filed by S&W Seed Company with the SEC.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About S&W Seed Company

Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the Central Valley of California. The Company is the largest producer of non-dormant alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valleys of California, as well as in South Australia. The Company has worldwide sales and distribution through both a domestic direct sales force as well as dealer-distributors. The Company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials. Additionally, the Company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf. Stevia is an all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement for S&W Seed Company

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, its Quarterly Report on Form 10-Q for the period ended September 30, 2014, and in other filings made by the Company with the Securities and Exchange Commission.

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